                                    Filed Pursuant to Rules 424(b)(3) and 424(c)
                                                       Registration No. 33-96338


    SUPPLEMENT TO TODHUNTER INTERNATIONAL, INC. PROSPECTUS DATED MARCH 21, 1996

     On the cover page of the Prospectus, the second to last paragraph thereon shall be amended in its entirety as follows:

          The Common Stock of the Company is traded on the American Stock Exchange (the "AMEX") under the symbol "THT." On October 20, 1998, the last sale price of the Common Stock as reported by the AMEX was $6.8125.

     In the section "Plan of Distribution" on page 10 of the Prospectus, the first paragraph shall be amended in its entirety as follows:

          The Company is registering the Shares on behalf of the Selling Stockholders. As used herein, the term "Selling Stockholders" includes donees and pledgees selling shares received from a Selling Stockholder named in the Prospectus after the date of the Prospectus and this Prospectus Supplement. The Shares may be offered by the Selling Stockholders from time to time in transactions effected over the American Stock Exchange or in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). To the extent required, the specific number of Shares to be sold, the terms of the offering including the name or names of any such agent or dealer, the purchase price paid by any such agent or dealer for the Shares and any applicable commission or discount with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the shares may be determined to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The section entitled "Selling Stockholders" on page 11 of the Prospectus shall be replaced in its entirety with the following:

          The following table sets forth certain information with respect to the beneficial ownership of the Common Stock by the Selling Stockholders as of October 20, 1998, and as adjusted to reflect the sale of the Shares.

                           Number of
                             Shares                 Number of    Percentage of
                          Beneficially   Shares      Shares     Common Stock to
                           Owned as     Register- Beneficially   be Owned upon
Name of Selling          of October 20,    ed     Owned After    Completion of
Stockholder                   1998       Hereby   Offering(1)       Offering
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
The DFA Group Trust -
9-10 Subtrust                87,000      87,000        0               0

The DFA Group Trust -
6-10 Subtrust                31,400      31,400        0               0


U.S. 9-10 Small Company
Portfolio                    48,000      48,000        0               0

U.S. 6-10 Small Company
Series                       3,600        3,600        0               0

Herman I. Merinoff           48,979      48,979        0               0

Nancy Drucker Stone(2)       15,754      15,754        0               0

Patricia Drucker
North(2)                     15,754      15,754        0               0

Steven Drucker(2)            15,755      15,755        0               0

Linda Merinoff(2)            15,755      15,755        0               0

Barbara Merinoff(2)          15,754      15,754        0               0

Charles Merinoff, as
Custodian for Brian
David Onufrychuk(2)(3)       1,742        1,742        0               0

Charles Merinoff, as
Custodian for Jacob
Paul Onufrychuk(2)(3)        1,742        1,742        0               0

Charles Merinoff, as
Custodian for Zachary
Onufrychuk(2)(3)             1,739        1,739        0               0

Spencer Merinoff(2)          15,755      15,755        0               0

Spencer Merinoff, as
Custodian for Leslie
Merinoff(2)                  2,612        2,612        0               0

Spencer Merinoff, as
Custodian for Andrew
Merinoff(2)                  2,612        2,612        0               0

Abby C. Crisses(2)(4)        10,448      10,448        0               0

Stephen Meresman(2)          5,224        5,224        0               0

Peter Baronoff(2)(5)         47,020      47,020        0               0

Peter Baronoff, as
Custodian for Shanna
Rose Baronoff(2)(5)          2,612        2,612        0               0

Peter Baronoff, as
Custodian for Jillian
Ray Baronoff(2)(5)           2,612        2,612        0               0

Charles Merinoff
Trust(2)(3)                  10,530      10,530        0               0

Cathy Ellen Onufrychuk
Family Trust(2)              10,530      10,530        0               0

Bruce Levine(2)              13,061      13,061        0               0

Jack Battipaglia,
Jr.(2)                       5,224       5,224         0               0

----------------------
(1)  Assumes the sale of all Shares covered by this Prospectus.
(2) These shares are currently held of record by The Blair Shareholders Committee, Inc. (the "Committee"). The Committee has been formed to hold of record an aggregate of 212,235 shares (the "Represented Shares") of Common Stock which were previously held beneficially and of record by certain of the Selling Stockholders (the "Represented Stockholders"), as initially disclosed in the Company's Prospectus dated March 21, 1996. The Committee has represented to the Company that (i) it shall act solely as a nominee for the Represented Stockholders in order to facilitate the orderly resale of the Represented Shares, (ii) the

     Committee does not have and will not receive any interest in the proceeds of any of the Represented Shares that may be sold by the Committee, which sales shall be made for the benefit of the Represented Stockholders, (iii) each of the Represented Stockholders shall retain beneficial ownership (as determined by Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of all Represented Shares contributed to the Committee by each Represented Stockholder, and (iv) the Committee has not received any consideration for the transfer of the Represented
     Shares to the Committee from the Represented Stockholders.
(3)  Former Director of Blair.
(4)  Spouse of Andrew M. Crisses, a former director of the Company.
(5) Former Director and President of Blair, and former Senior Vice President of the Company.

              THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 26, 1998